                                UNITED STATES                OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION ------------------------
                           WASHINGTON, D.C. 20549       OMB Number:    3235-0145
                                                        Expires: August 31, 1999
                                                        Estimated average
                                SCHEDULE 13G            burden hours per
                                                        response .... 14.90

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3 )*


                                 AMX Corporation
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    001801109
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

              / /  Rule 13d-1(b)
              / /  Rule 13d-1(c)
              /x/  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     2   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Ventures III, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     3   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners III, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     4   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Investors II, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     5   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stamps, Woodsum & Co. III

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     6   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Subordinated Debt Fund, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     7   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Summit Partners SD, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     8   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 E. Roe Stamps, IV

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 8 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     9   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Stephen G. Woodsum

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     10   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Gregory M. Avis

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 10 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     11   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 John A. Genest

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 11 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     12   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Martin J. Mannion

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 12 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     13   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Bruce R. Evans

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 13 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     14   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Thomas S. Roberts

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 14 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     15   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Walter G. Kortschak

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       728,476 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         728,476 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 728,476 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 8.78%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 15 of 35 Pages

---------------------------                            -------------------------
CUSIP NO.    001801109                   13G           PAGE     16   OF    35
---------------------------                            -------------------------



--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Joseph F. Trustey

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) / /

--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                         0 shares

                           -----------------------------------------------------
        NUMBER OF          6    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                       101,989 shares
        OWNED BY
          EACH             -----------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                              0 shares

                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         101,989 shares

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 101,989 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 1.23%

--------------------------------------------------------------------------------

   12   TYPE OF REPORTING PERSON *

                 IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 16 of 35 Pages

                                  Schedule 13G

Item 1(a).       Name of Issuer: AMX Corporation.

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 11995 Forestgate Drive, Dallas, TX 75243

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, and Joseph
                 F. Trustey.

                 Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Summit Investors II, L.P. and Summit Partners SD, L.P. Mr. Trustey is an individual general partner of Summit Partners SD, L.P.

                 As of December 31, 1998, Ernest K. Jacquet was no longer affiliated with any of the "Entities" (as defined below).

Item 2(b).       Address of Principal Business Office or, if None, Residence:
                 The address of the principal business office of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, Kortschak and Trustey is a United States citizen.


                              Page 17 of 35 Pages

Item 2(d).       Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e).       CUSIP Number:001801109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                 Not Applicable.

Item 4.          Ownership.

                 (a)  Amount Beneficially Owned:

                      Each of Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 728,476 shares of Common Stock as of December 31, 1998. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts and Kortschak may be deemed to own beneficially 728,476 shares of Common Stock as of December 31, 1998. Mr. Trustey may be deemed to beneficially own 101,989 shares of Common Stock as of December 31, 1998.

                      As of December 31, 1998, Summit Ventures III, L.P. was the record holder of 611,917 shares of Common Stock. As of December 31, 1998, Summit Investors II, L.P. was the record holder of 14,570 shares of Common Stock. As of December 31, 1998, Summit Subordinated Debt Fund, L.P. was the record holder of 101,989 shares of Common Stock. The shares held of record by Summit Ventures III, L.P. Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 728,476 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Evans, Roberts, and Kortschak may be deemed to own beneficially 728,476 shares of Common Stock. Mr. Trustey may be deemed to own beneficially 101,989 shares of Common Stock.

                      Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of AMX Corporation, except in the case of Summit Ventures III, L.P., for the 611,917


                              Page 18 of 35 Pages
                      shares which it holds or record, in the case of Summit Subordinated Debt Fund, L.P., for the 101,989 shares which it holds of record, and in the case of Summit Investors II, L.P., for the 14,570 shares which it holds of record.

      (b)  Percent of Class:

                       Summit Ventures III, L.P.: 8.78%
                       Summit Partners III, L.P.: 8.78%
                       Stamps, Woodsum & Co. III: 8.78%
                       Summit Subordinated Debt Fund, L.P.:  8.78%
                       Summit Partners SD, L.P.:  8.78%
                       Summit Investors II, L.P.: 8.78%
                       E. Roe Stamps, IV: 8.78%
                       Stephen G. Woodsum: 8.78%
                       Martin J. Mannion: 8.78%
                       John A. Genest: 8.78%
                       Gregory M. Avis: 8.78%
                       Bruce R. Evans: 8.78%
                       Walter G. Kortschak: 8.78%
                       Thomas S. Roberts: 8.78%
                       Joseph F. Trustey: 1.23%

      The foregoing percentages are calculated based on the 8,293,348 shares of Common Stock reported to be outstanding on AMX Corporation's Form 10-Q for the quarterly period ended September 30, 1998.

      (c)              Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote:

                             0 shares for each reporting person

                       (ii)  shared power to vote or to direct the vote:

                               Summit Ventures III, L.P.: 728,476 shares
                               Summit Partners III, L.P.: 728,476 shares
                               Stamps, Woodsum & Co. III: 728,476 shares
                               Summit Investors II, L.P.: 728,476 shares
                               Summit Subordinated Debt Fund, L.P.:
                                  728,476 shares
                               Summit Partners SD, L.P.: 728,476 shares
                               E. Roe Stamps, IV: 728,476 shares
                               Stephen G. Woodsum: 728,476 shares
                               Martin J. Mannion: 728,476 shares
                               John A. Genest: 728,476 shares


                              Page 19 of 35 Pages

                               Gregory M. Avis: 728,476 shares
                               Bruce R. Evans: 728,476 shares
                               Walter G. Kortschak: 728,476 shares
                               Thomas S. Roberts: 728,476 shares
                               Joseph F. Trustey: 101,989 shares

                       (iii) sole power to dispose or direct the disposition of:

                               0 shares for each reporting person

                       (iv) shared power to dispose or direct the disposition of:

                               Summit Ventures III, L.P.: 728,476 shares
                               Summit Partners III, L.P.: 728,476 shares
                               Stamps, Woodsum & Co. III: 728,476 shares
                               Summit Investors II, L.P.: 728,476 shares
                               Summit Subordinated Debt Fund, L.P.:
                                  728,476 shares
                               Summit Partners SD, L.P.: 728,476 shares
                               E. Roe Stamps, IV: 728,476 shares
                               Stephen G. Woodsum: 728,476 shares
                               Martin J. Mannion: 728,476 shares
                               John A. Genest: 728,476 shares
                               Gregory M. Avis: 728,476 shares
                               Bruce R. Evans: 728,476 shares
                               Walter G. Kortschak: 728,476 shares
                               Thomas S. Roberts: 728,476 shares
                               Joseph F. Trustey: 101,989 shares

Item 5.          Ownership of Five Percent or Less of a Class.

                 [ X ] Mr. Trustey may be deemed to own beneficially 101,989 shares of Common Stock as of December 31, 1998, which is five percent or less of the Common Stock of AMX Corporation.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.


                              Page 20 of 35 Pages

                 Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 21 of 35 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.


Dated:  February 10, 1999

SUMMIT VENTURES III, L.P.                   SUMMIT SUBORDINATED DEBT
                                            FUND, L.P.

By:  Summit Partners III, L.P.              By:  Summit Partners SD, L.P.


By:  Stamps, Woodsum & Co. III              By:  Stamps, Woodsum & Co. III

                                            By:                *
                                                 -------------------------------
     By:              *                            E. Roe Stamps, IV
          ------------------------                 General Partner
            E. Roe Stamps, IV
            General Partner


                                            SUMMIT PARTNERS SD, L.P.
SUMMIT INVESTORS II, L.P.

                                            By:  Stamps, Woodsum & Co. III

By:  /s/ John A. Genest                          By:             *
     -----------------------------                    --------------------------
            General Partner                           E. Roe Stamps, IV
                                                      General Partner


SUMMIT PARTNERS III, L.P.                   STAMPS, WOODSUM & CO. III

By:   Stamps, Woodsum & Co. III

      By:                  *                By:               *
          ------------------------               -------------------------------
          E. Roe Stamps, IV                      E. Roe Stamps, IV
          General Partner                        General Partner


                              Page 22 of 35 Pages

                                                              *
                                                 -------------------------------
                                                 Walter G. Kortschak


                                                              *
                                                 -------------------------------
                                                 E. Roe Stamps, IV


                                                              *
                                                 -------------------------------
                                                 Stephen G. Woodsum


                                                              *
                                                 -------------------------------
                                                 Gregory M. Avis


                                                              *
                                                 -------------------------------
                                                 Martin J. Mannion

                                                 /s/ John A. Genest
                                                 -------------------------------
                                                 John A. Genest


                                                              *
                                                 -------------------------------
                                                 Bruce R. Evans


                                                              *
                                                 -------------------------------
                                                 Thomas S. Roberts


                                                              *
                                                 -------------------------------
                                                 Joseph F. Trustey

                                                 *By: /s/ John A. Genest
                                                     ---------------------------
                                                     John A. Genest,
                                                     Attorney-in-Fact

* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 23 of 35 Pages